EXHIBIT 12


                              WISCONSIN BELL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                                For the Year Ended December 31,
                                                                    1994     1993      1992        1991      1990
                                                                  -------   ------    ------      ------     ------
1. EARNINGS

   a)    Income before interest cost, income
         tax, extraordinary charge and
         cumulative effect of change in
         accounting principles ..............................      $193.9    $244.3    $215.3     $209.2     $211.5

   b)    Portion of rental expense representative
         of the interest factor (1) .........................         4.4       4.7       4.9        6.4        6.0
                                                                   ------    ------    ------     ------     ------
            Total 1(a) through 1(b)..........................      $198.3    $249.0    $220.2     $215.6     $217.5
                                                                   ======    ======    ======     ======     ======


2. FIXED CHARGES

   a)    Total interest cost including capital
         lease obligations ..................................      $ 29.1    $ 32.0    $ 42.0    $  43.6     $ 41.6

   b)    Portion of rental expense representative
         of the interest factor (1) .........................         4.4       4.7       4.9        6.4        6.0
                                                                   ------    ------    ------     ------     ------
            Total 2(a) through 2(b) .........................      $ 33.5    $ 36.7    $ 46.9    $  50.0     $ 47.6
                                                                   ======    ======    ======     ======     ======

3. RATIO OF EARNINGS TO FIXED CHARGES .......................        5.92      6.78      4.70       4.31       4.57
                                                                   ======    ======    ======     ======     ======


(1) The Company considers one-third rental expense to be the amount representing return on capital and therefore it must be included in fixed charges.

(2)  Interest cost includes capitalized interest expense.

(3) Earnings have not been adjusted to reflect the timing of dividends received and equity in earnings of unconsolidated affiliates as the effect on an annual basis has been insignificant.





                                       35